EXHIBIT 99.1

Contact: David L. Morash (858) 560-1301

News Release

REMEC Announces First Quarter FY 2004 Results

SAN DIEGO, CA—June 9, 2003—REMEC, Inc. (NASDAQ: REMC), announced results for its first quarter of fiscal 2004 which ended May 2, 2003. Net sales in the first quarter were $81.3 million compared with $59.1 million for the comparable prior year period and $74.6 million for the fourth quarter of fiscal 2003. The pre-tax loss for the first quarter was ($7.2) million compared with a pre-tax loss of ($7.3) million for the comparable prior year period and ($11.3) million for the fourth quarter of fiscal 2003. The net loss for the first quarter of fiscal 2004, was ($7.1) million, or ($0.12) per diluted share, compared with a net loss of ($5.2) million, or ($0.11) per diluted share, in the same period last year and ($35.8) million, or ($0.70) per diluted share, for the fourth quarter of fiscal 2003.

Discussion of results:

•	REMEC’s first quarter sales increased 37.7% over the comparable prior year quarter and 9.1% in comparison to the fourth quarter of fiscal 2003.

•	Achieved third consecutive quarterly sales increase, resulting from increased demand at our Commercial and Defense segments.

•	We anticipate that the ongoing strengthening of demand for our commercial products should lead to increases in net sales during the remainder of fiscal 2004.

•	Despite price erosion in certain commercial markets, gross margin as a percentage of net sales has increased to 21.4% for the first quarter of fiscal 2004. This compares with 16.8% reported in the comparable prior year period and 19.1% reported for the fourth quarter of fiscal 2003.

•	The improvement in our gross margin as a percentage of net sales represented the third consecutive quarterly increase and is primarily the result of increased sales volume, productivity improvements and reduced supply chain costs. We anticipate this trend will continue in future quarters as our performance improves.

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•	Selling, general and administrative (SG&A) costs were $14.1 million in the first quarter of fiscal 2004 as compared to $9.6 million in the comparable prior year period and $10.8 million for the preceding quarter. Fiscal 2003 first quarter results include the reversal of $1.7 million of previously accrued employee compensation and professional fee accruals. The increase in SG&A expenses relates primarily to additional Spectrian sales and marketing expenses and the majority of over $1 million of transition costs relating to the acquired Spectrian operations.

•	Research and development costs increased to $12.5 million in the first quarter of fiscal 2004 from $7.8 million in the comparable prior year period and $10.1 million in the preceding quarter principally as a result of new product development initiatives in our Commercial segment.

•	During the first quarter of fiscal 2004, we recognized a $0.9 million gain from the sale of our Aylesbury, United Kingdom manufacturing facility and other income of $1.0 million, principally from foreign currency transaction gains.

•	Results for the first quarter of fiscals 2004 and 2003 reflect a credit for income taxes of approximately $0.1 million and $2.1 million, respectively. First quarter fiscal 2004 results reflect the recognition of a provincial tax benefit for losses at our Canadian subsidiary while the 2003 results reflect the recognition of a tax benefit associated with U.S. operating losses.

•	We experienced a net outflow of cash from operations of $13.9 million during the first quarter of fiscal 2004 as a result of our loss, net of depreciation, and working capital requirements of $10.5 million. Working capital requirements of $7.6 million related primarily to an increase in inventory and other receivables for two European OEM customers. During the period we established a warehouse location in Europe, increasing inventory both on hand and in transit. Additionally, a substantial portion of the remaining working capital increase arose from obligations relating to Spectrian’s prior outsourced manufacturing supplier.

•	In April 2003, we completed the sale of our Kearny Mesa (San Diego), California business campus which allowed us to retire the existing $17.0 million synthetic lease.

•	The sales of our Aylesbury and Kearney Mesa facilities provided net cash proceeds of $6.2 million in addition to allowing the release of $17.0 million of formerly restricted cash for general corporate purposes.

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Commenting on the results, Ron Ragland, Chairman and Chief Executive Officer of REMEC said, “REMEC continues to grow revenue and improve gross margins in weak commercial market conditions. Our Defense & Space Group provides an ongoing solid performance base while our Commercial Group is experiencing improved market share gains. Our increased sales, supply chain savings and productivity improvements are generating higher gross margins. Prospectively we intend to gain market share, develop new products and expand operational efficiencies and cost savings.”

For more information

Management will be holding a conference call to discuss quarterly earnings today, at 2:00 p.m. Pacific Daylight Time (Los Angeles). To participate on the conference call within the U.S., please call (800) 289-0493, confirmation code #528848. From outside the U.S., please call (913) 981-5510, confirmation code #528848, ten minutes prior to the scheduled time of the call. To listen to the rebroadcast number, which will play for seven days, call (888) 203-1112 domestically or (719) 457-0820 internationally, with the confirmation code #528848.

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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REMEC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended
	May 2, 2003	May 3, 2002
	(unaudited)
Net sales	$81,349	$59,063
Cost of sales	63,926	49,130

Gross profit	17,423	9,933

Operating expenses:
Selling, general and administrative	14,138	9,556
Research and development	12,452	7,827

Total operating expenses	26,590	17,383

Loss from operations	(9,167)	(7,450)
Gain on sale of facility	945	—
Interest income and other, net	1,008	178

Loss before income taxes	(7,214)	(7,272)
Credit for income taxes	(103)	(2,109)

Net loss	$(7,111)	$(5,163)

Net loss per common share:
Basic	$(0.12)	$(0.11)

Diluted	$(0.12)	$(0.11)

Shares used in computing net loss per common share:
Basic	57,440	45,217

Diluted	57,440	45,217

REMEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	May 2, 2003	January 31, 2003
	(unaudited)
ASSETS
Cash and cash equivalents	$82,268	$64,900
Short-term investments	4,515	12,449
Accounts receivable, net	48,251	48,335
Notes and other receivables	7,770	4,818
Inventories, net	57,733	53,117
Deferred income taxes	1,075	801
Prepaid expenses and other current assets	3,429	4,400

Total current assets	205,041	188,820

Property, plant and equipment, net	80,059	86,182
Restricted cash	—	17,049
Goodwill, net	36,679	36,679
Intangible assets, net	3,819	3,950
Other assets	5,152	6,046

	$330,750	$338,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$32,156	$33,444
Accrued expenses and other current liabilities	38,030	40,353

Total current liabilities	70,186	73,797
Deferred income taxes and other long-term liabilities	3,253	2,358
Shareholders’ equity	257,311	262,571

	$330,750	$338,726